Exhibit 99.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made as of October 8, 2014, by and between Small Island Investments Limited (“Small Island” or “Seller”), Rest Redux LLC (“ReRe”) and Hoak Public Equities, L.P. (“Hoak” and together with ReRe, the “Purchasers”).

RECITALS

A.
Seller is the owner of one million ninety-four thousand two hundred and thirty six (1,094,236) shares of common stock of the Good Times Restaurants Inc. (the “Company”), par value $.001 (the “Common Stock”), including (a) three hundred and eight-three thousand three hundred and thirty-four (383,334) represented by certificate number 34ZQ (“Certificate 34ZQ”) and (b) seven hundred and ten thousand nine hundred and two (710,902) represented by certificate number ZQ31 (“Certificate ZQ31” and together with Certificate 34ZQ, the “Certificates”).

B.
Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, an aggregate of six hundred thousand  (600,000) shares of Common Stock, including all shares of Common Stock covered by the Certificate 34ZQ and the balance from Certificate ZQ31 (such purchase and sale, the “Sale”).

C.	The Company has an effective registration statement on file with the SEC covering the shares of Common Stock subject to the Sale (Registration No. 333-198581) (the “Registration Statement”).

D.
Purchasers have received a certificate complying with the Internal Revenue Code and United States Treasury Regulations, in form and substance reasonably satisfactory to the Purchasers, certifying that the Company is not and has not been at any time in the five-year period ending not greater than ten (10) days prior to the date hereof a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code.

AGREEMENT

NOW THEREFORE, the undersigned agree as follows:

1.
Sale of Stock.  Subject to the terms of this Agreement, (a) Seller hereby sells to ReRe, and ReRe hereby purchases from Seller, three hundred thousand (300,000) shares of Common Stock (the “ReRe Shares”) at a purchase price per share of four dollars and ten cents ($4.10) (the “Per Share Price); and (b) Seller hereby sells to Hoak, and Hoak hereby purchases from Seller, three hundred thousand (300,000) shares of Common Stock, (the “Hoak Shares” and together with the ReRe Shares, the “Sold Shares”) at a purchase price per share of the Per Share Price. For purposes of this Agreement, the “Aggregate Sale Price” shall mean two million four hundred and sixty thousand dollars ($2,460,000), which equals six hundred thousand Sold Shares multiplied by the Per Share Price.

2.	Simultaneous Closing; Payment.

a.
Prior to or on the date hereof, Seller has delivered to Gardere Wynne Sewell LLP (“Gardere”), counsel to Purchasers, or an agent of Purchasers, to hold in escrow, (a) Certificate 34ZQ, (b) Certificate ZQ31 (it being understood that, to the extent such Certificate ZQ31 is held by the Company and the Preferred Certificate (as herein defined) has been delivered to the Company, Gardere or an agent of Purchaser as provided in Section 3(a) below, this requirement shall be deemed satisfied) and (c) Approved Stock Powers (as defined below) completed and duly executed by Seller (or Seller’s authorized representative) covering the legal transfer as of the date hereof of each of (1) the ReRe Shares to ReRe and (2) the Hoak Shares to Hoak.   The parties understand and agree that all shares covered by Certificate 34ZQ shall be transferred to Purchasers and the balance of the Sold Shares shall come from Certificate ZQ31.  Substantially concurrently with the execution of this Agreement, (a) the Certificates and the Approved Stock Powers shall be released from escrow to Purchasers and (b) each of the Purchasers shall deliver to Seller by check or wire transfer the amount of one million two hundred and thirty thousand ($1,230,000) (or, in the aggregate, the Aggregate Sale Price).  The foregoing steps (a) and (b) shall constitute the closing (the “Closing”) of the Sale.  For purposes of this Agreement, “Approved Stock Powers” means stock powers pre-approved by both the Company and the Company’s transfer agent (the “Transfer Agent”) for purposes of legally transferring each of the ReRe Shares and the Hoak Shares to ReRe and Hoak, respectively, including any executed medallion or signature guarantee as required by the Transfer Agent or applicable rule or regulation.

b.
In order to facilitate the Closing, Seller hereby agrees that Seller shall appoint Seller’s counsel, Daniel Courtney, as its attorney in fact with full power and authority to execute, on behalf of Seller, the Approved Stock Powers and such other documents as may be required to effect the transactions under this Agreement.

3.	Preferred Certificate; Transfer Agent.

a.
Prior to or on the date hereof, Seller shall deliver to Gardere, an agent of Purchaser or the Company, the original Preferred Stock Certificate C-1 reflecting 355,451 shares of Preferred Stock of the Company (the “Preferred Certificate”).

b.
Seller agrees to promptly provide to the Transfer Agent and the Company such customary certificates, attestations or other information (including an instruction letter) that may be requested or required by the Transfer Agent and/or the Company in connection with the Sale to effect the prompt issuance to Purchasers of the Sold Shares in either, at Purchasers’ request to the Company, (1) book entry form or (2) record form pursuant to new clean (unlegended) stock certificates. Seller understands and agrees that the Sold Shares are transferred to Purchasers under the Registration Statement.  Seller and Purchasers acknowledge that Seller has satisfied prospectus delivery requirements in connection with the transactions hereunder.

4.	Seller Representations. In connection with the Sale, Seller represents to each of the Purchasers:

a.	Seller is a corporation validly existing and in good standing under the laws of Bermuda.

b.
Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller has taken all requisite action necessary under applicable law and under its organizational and governing documents to authorize, the execution and delivery of this Agreement and the performance of its obligations hereunder. Except as expressly set forth in this Agreement, the execution, delivery and performance of this Agreement by Seller does not require the consent or approval of the Company or of any third party.

c.	This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

d.
The execution, delivery and performance of this Agreement does not violate or conflict with, or result in the creation of any claim, security interest, lien, charge, or encumbrance (collectively, “Encumbrances”) upon the Sold Shares pursuant to, (a) any constituent documents of Seller or the Company, (b) any law, order or judgment binding upon Seller or the Company or (c) any obligation or commitment of Seller or any affiliate thereof to the Company or any third party.

e.
Seller is the sole legal and beneficial owner of the Sold Shares.  There are no statutory or contractual rights of first refusal or other similar restrictions with respect to the sale of the Sold Shares hereunder.  Effective upon the Closing hereunder, each of ReRe and Hoak shall acquire good title to the ReRe Shares and the Hoak Shares, respectively, free and clear of any Encumbrances.

5.	Purchaser Representations. In connection with the Sale, each Purchaser represents to Seller the following:

a.	Such Purchaser is a limited partnership validly existing and in good standing under the laws of its state of organization.

b.
Such Purchaser has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Purchaser has taken all requisite action necessary under applicable law and under its organizational and governing documents to authorize, the execution and delivery of this Agreement and the performance of its obligations hereunder. The execution, delivery and performance of this Agreement by such Purchaser does not require the consent or approval of any third party.

c.	This Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against Seller in accordance with its terms.

d.
Such Purchaser is purchasing Sold Shares hereunder for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933 (the “Securities Act”).

6.
Registration Rights. Seller acknowledges that the Seller has the right to assign registration rights under the Registration Rights Agreement dated December 13, 2010 between Seller and the Company (the “Seller Reg Rights Agreement”).  If any of the rights granted to Purchasers set forth in the Registration Rights Agreement dated May 2, 2014 (the “Purchaser Reg Rights Agreement”) are deemed unenforceable or are otherwise invalidated on any grounds or if Purchasers are unable for any reason to utilize demand or piggyback rights under the Purchaser Reg Rights Agreement to register the Sold Shares (if Purchasers determine that registration that is necessary or advisable), Seller agrees to assign to Purchasers, at Purchasers’ request, such rights of Seller under the Seller Reg Rights Agreement as Purchasers may determine.

7.	Miscellaneous.

a.
This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

b.
This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

c.	The parties agree to execute and deliver such further customary instruments that are advisable or necessary to effectuate the transactions contemplated by this Agreement.

d.
If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

e.
This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

f.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

g.	Except as expressly provided herein, no party may assign its rights or obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SMALL ISLAND INVESTMENTS LTD.

By: /s/ David Dobbin

Name: David Dobbin

Title: Chairman

REST REDUX LLC:

By: /s/ James Kropp

Name: James Kropp

Title: Manager, REIT Redux GP, LLC, on
behalf of REIT Redux LP

HOAK PUBLIC EQUITIES, L.P.:

By: /s/ J. Hale Hoak

Name: J. Hale Hoak

Title: President